Exhibit 99.1

HEARTWARE REPORTS THIRD QUARTER 2012 RESULTS

– International Revenue Growth of 40% Highlights Third Quarter Performance –

– Conference call today at 8:00 a.m. U.S. E.T. –

Framingham, Mass. and Sydney, Australia, November 9, 2012—HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenue of $22.9 million for the third quarter ended September 30, 2012, compared to revenue of $21.3 million for the same period of 2011. Revenue from international markets increased approximately 40% to $19.2 million in the third quarter of 2012, from $13.7 million in the third quarter of 2011. U.S. revenue, which is presently derived from clinical trial activities, was $3.7 million in the third quarter of 2012, compared to $7.6 million in the third quarter of 2011, due to the completed enrollment of the Company’s Destination Therapy clinical trial in the second quarter of this year. Currency fluctuations decreased revenue by nine percent in the third quarter compared to the same period in 2011.

For the nine months ended September 30, 2012, revenues increased approximately 31% to $78.3 million, compared to $59.7 million in the first nine months of 2011, supported by 60% commercial revenue growth internationally. Currency fluctuations decreased revenue by seven percent compared to the same period in 2011.

“We are pleased to have maintained strong international growth, particularly during the summer months of Europe, as 214 HeartWare® Ventricular Assist Systems were sold outside the U.S. in the third quarter of 2012, a 51% increase compared to 142 in the third quarter of last year,” noted Doug Godshall, President and Chief Executive Officer. “With the completion of enrollment in our Destination Therapy study in the United States, domestic revenue was primarily limited to the remaining slots in the Continued Access Protocol in the Bridge-to-Transplant indication. As a result, 42 of the 256 global units sales generated during the third quarter of 2012 were from the U.S. Globally more than 2,500 patients have now received the HeartWare System at one of the 103 international hospital sites or 50 clinical sites in the U.S.”

“Following the positive recommendation of the Circulatory System Devices Advisory Committee in the second quarter, we have been focused on working with the FDA as it finalizes its review of our Premarket Approval (PMA) application for U.S. commercialization of the HeartWare Ventricular Assist System as a bridge to heart transplantation,” added Mr. Godshall. “Our team has been diligent in preparation for anticipated launch, and we look forward to the opportunity to advance the global commercialization of the HeartWare System and HVAD® Pump.”

Total operating expenses for the third quarter of 2012 were $35.1 million, as compared to $23.5 million in the same period of 2011. Research and development expense was $21.4 million for the third quarter of 2012, as compared to $12.7 million in the same period of 2011. Increased development costs are a result of continuing clinical trial costs and research and development costs related to advancing HeartWare’s pipeline technologies, including the MVAD® platform and a fully implantable system, as well as other early research initiatives.

Selling, general and administrative expenses were $13.8 million in the third quarter of 2012, compared to $10.8 million in the third quarter of 2011. The increase in selling, general and administrative expenses is related to continued growth supporting commercial activity outside of the U.S., preparation for anticipated commercial launch in the U.S., and an overall increase in corporate infrastructure to support the Company’s rapid growth.

Net loss for the third quarter of 2012 was $25.0 million, or a $1.75 loss per basic and diluted share, compared to a $14.0 million net loss, or a loss of $1.00 per basic and diluted share, in the third quarter of 2011. For the nine months ended September 30, 2012, the Company recorded a net loss of $66.6 million, or a $4.70 loss per basic and diluted share, compared to a $33.5 million net loss, or a loss of $2.41 per basic and diluted share, in the first nine months of 2011.

At September 30, 2012, the Company had $117.6 million of cash, cash equivalents and investments.

HeartWare will host a conference call on Friday, November 9, 2012 at 8:00 a.m. U.S. Eastern Daylight Time to discuss the Company’s financial results, highlights from the quarter and business outlook. The call may be accessed by dialing 1-877-941-1428 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial +1-480-629-9665.

A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Third Quarter 2012 Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union and TGA approval in Australia. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant and destination therapy. For additional information, please visit www.heartware.com.

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HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

HEARTWARE®, HVAD®, MVAD® and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the timing and progress of clinical trials, the presentation of clinical trial data, expected timing of regulatory filings and approvals, commercialization planning and research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility the FDA does not approve the marketing of the HeartWare® Ventricular Assist System in the U.S., and those described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in Part II, Item 1A.”Risk Factors” in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

- Tables to Follow-

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue, net	$22,862	$21,340	$78,261	$59,704
Cost of revenue	10,925	7,884	34,418	23,392

Gross profit	11,937	13,456	43,843	36,312
Operating expenses:
Selling, general and administrative	13,768	10,833	40,687	29,389
Research and development	21,379	12,705	61,392	32,285

Total operating expenses	35,147	23,538	102,079	61,674
Loss from operations	(23,210)	(10,082)	(58,236)	(25,362)
Other expense, net	(1,776)	(3,882)	(8,377)	(8,129)

Net loss	$(24,986)	$(13,964)	$(66,613)	$(33,491)

Net loss per common share — basic and diluted	$(1.75)	$(1.00)	$(4.70)	$(2.41)

Weighted average shares outstanding — basic and diluted	14,274	13,948	14,185	13,924

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$111,883	$71,257
Short-term investments, net	5,743	91,925
Accounts receivable, net	16,919	14,953
Inventories, net	38,654	32,005
Prepaid expenses and other current assets	6,237	4,507

Total current assets	179,436	214,647
Property, plant and equipment, net	19,413	18,325
Other assets, net	13,164	7,760

Total assets	$212,013	$240,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,374	$5,025
Other accrued liabilities	15,622	12,436

Total current liabilities	24,996	17,461
Convertible senior notes, net	98,737	94,277
Other long-term liabilities	4,140	2,210
Stockholders’ equity	84,140	126,784

Total liabilities and stockholders’ equity	$212,013	$240,732

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